Exhibit 99.1

NEWS RELEASE

Contact:    Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2014 Second Quarter Financial Results

ALICE, Texas (August 14, 2014) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended June 30, 2014.

The Company reported consolidated revenues of $113.2 million for the second quarter of 2014, compared to $109.9 million for the first quarter of 2014.

Selected financial information for the quarter ended June 30, 2014:

•	Gross profit increased to $27.5 million, or 24.3% of revenues, in the second quarter of 2014, compared to $27.1 million, or 24.7%, in the first quarter of 2014.

•
GAAP net loss attributable to common shares was $1.7 million, or $0.08 per diluted share, for the second quarter of 2014, compared to net loss attributable to common shares of $1.5 million, or $0.07 per diluted share for the first quarter of 2014.

•	Adjusted EBITDA totaled $19.6 million in the second quarter of 2014, as compared to $19.5 million in the first quarter of 2014.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, and non-cash stock based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

“The company’s second quarter results were consistent with the market’s activity levels as customers pressed on at a steady pace,” stated John Crisp, president and chief executive officer of Forbes Energy Services.

“We had a slight increase in revenue quarter over quarter in both our business segments, which we attribute to higher utilization from both existing assets and additions made in the quarter.

Forbes Energy Services Reports 2014 Second Quarter Results    Page 2

“Margin performance in our well servicing segment was the normal occurrence of pre-deployment expenses of new equipment, and in our fluid logistics segment, the result of our management’s continued focus on operations and utilization. We look for the industry pace to be steady as we go into the second half of the year.”

Business Segment Results

Well Servicing Segment

In the second quarter of 2014, well servicing segment revenues increased $1.3 million or 1.9% to $70.4 million, compared to $69.1 million in the first quarter of 2014. The increase in revenues was essentially a derivative of higher utilization generated by the diversity of well servicing work. Segment gross profit totaled $16.3 million, or 23.2% of revenues, in the second quarter of 2014, compared to $16.7 million, or 24.2% of revenues, for the first quarter of 2014.

The Company recorded approximately 125,486 well service hours for the second quarter of 2014, compared to 127,977 in the first quarter of 2014. Capital expenditures in the well servicing segment for the quarter ended June 30, 2014, were approximately $6.6 million. Capital additions included one coiled tubing unit and related equipment, one new well servicing rig and related equipment, and vehicles.

As of June 30, 2014, the Company had 169 well service rigs, nine tubing testing systems, four pump-down units and six coiled tubing spreads.

Fluid Logistics Segment

In the second quarter of 2014, fluid logistics segment revenues increased $2.0 million, or 4.9%, to $42.8 million, compared to $40.8 million in the first quarter of 2014. The increase in revenues was primarily due to increased truck hours. Gross operating profit for the fluid logistics segment totaled $11.2 million, or 26.2% of revenues, in the second quarter of 2014, compared to $10.5 million, or 25.6% of revenues, in the first quarter of 2014.

The Company recorded 270,964 truck hours during the second quarter of 2014, compared to 250,769 hours in the first quarter of 2014. The Company’s heavy truck fleet totaled 591 at June 30, 2014, which included 463 vacuum trucks. Capital expenditures for the fluid logistics segment were approximately $5.2 million for the quarter ended June 30, 2014, and were mainly associated with the procurement of specialized fluid-related equipment.

Liquidity and Capital Resources

As of June 30, 2014, the Company had $16.8 million in unrestricted cash and $1.4 million of restricted cash. As of August 12, 2014, the Company had $31.3 million in unrestricted cash and the secured credit facility remained undrawn, except for the letters of credit in the amount of $5.9 million. The Company also had $280.0 million in aggregate face amount of 9.0% Senior Notes and $15.0 million of other notes outstanding.

Conference Call

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The Company will host a conference call to discuss its second quarter results at 9:00 a.m. Eastern Time (8:00 a.m. Central) Thursday, August 14, 2014. To access the call, please dial 877-303-1298 and provide the Conference ID: 85805530. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until August 27, 2014. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services
Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, which will be submitted for filing on or about August 14, 2014, with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors

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and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

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Forbes Energy Services Ltd.
Selected Statement of Operations Data (unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six months Ended June 30,
	2014	2013	2014	2013
Revenues
Well servicing	$70,356	$54,633	$139,449	$104,797
Fluid logistics	42,819	49,049	83,637	100,623
Total revenues	113,175	103,682	223,086	205,420
Expenses
Well servicing	54,046	42,504	106,449	82,842
Fluid logistics	31,582	34,445	61,943	71,878
General and administrative	9,096	7,617	17,571	14,951
Depreciation and amortization	13,555	13,195	26,806	26,197
Total expenses	108,279	97,761	212,769	195,868
Operating income	4,896	5,921	10,317	9,552
Other income
Interest expense, net	(6,948)	(7,021)	(14,194)	(14,012)
Loss from continuing operations before taxes	(2,052)	(1,100)	(3,877)	(4,460)
Income tax benefit	(559)	(434)	(1,090)	(1,195)
Loss from continuing operations	(1,493)	(666)	(2,787)	(3,265)
Loss from discontinued operations, net of tax	-	(109)	-	(236)
Net loss	(1,493)	(775)	(2,787)	(3,501)
Preferred stock dividends	(194)	(194)	(388)	(388)
Net loss attributable to common shareholders	$(1,687)	$(969)	$(3,175)	$(3,889)
Loss per share of common stock from continuing operations
Basic and Diluted	$(0.08)	$(0.04)	$(0.15)	$(0.17)
Loss per share of common stock from discontinued operations
Basic and Diluted	$ -	$(0.01)	$ -	$(0.01)
Loss per share of common stock
Basic and Diluted	$(0.08)	$(0.05)	$(0.15)	$(0.18)
Weighted average number of shares outstanding
Basic and Diluted	21,753	21,364	21,678	21,331

Forbes Energy Services Ltd.
Selected Balance Sheet Data (unaudited)
(in thousands)

	June 30	December 31,
	2014	2013
Cash	$16,762	$26,409
Accounts receivable, net	95,233	82,209
Working capital	74,698	70,295
Other intangibles, net	23,723	25,154
Total assets	488,438	500,558
Total debt	294,999	299,640
Deferred tax liability	20,138	21,610
Shareholders' equity	119,019	121,018

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended June 30,		Six months Ended June 30,
	2014	2013	2014	2013
Working days	64	64	128	128

Rig hours	125,486	107,345	253,463	206,616

Truck hours	270,964	307,952	521,733	632,289

Forbes Energy Services Ltd.
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss from continuing operations	$(1,493)	$(666)	$(2,787)	$(3,265)
Depreciation and amortization	13,555	13,195	26,806	26,197
Interest expense, net	6,948	7,021	14,194	14,012
Income tax benefit	(559)	(434)	(1,090)	(1,195)
Share-based compensation	1,139	878	1,980	1,628
Adjusted EBITDA from U. S. Operations	$ 19,590	$ 19,994	$ 39,103	$ 37,377